Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the First Horizon National Corporation Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-156614 and 333-238038) on Form S-8 of First Horizon National Corporation of our report dated June 25, 2020, with respect to the statements of net assets available for benefits of the First Horizon National Corporation Savings Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplemental schedule as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the First Horizon National Corporation Savings Plan.

/s/ Mayer Hoffman McCann P.C.

Memphis, Tennessee

June 25, 2020